Exhibit 10.9

May 25, 2010

Michael V. Lewis

c/o RealD Inc.

100 N. Crescent Dr., Suite 120

Beverly Hills, CA 90210

Dear Michael:

On behalf of RealD Inc., a Delaware corporation (the “Company”), I am pleased to provide you with this letter setting forth the terms and conditions of your continued employment with the Company (the “Agreement”).

1.             Title; Duties; Reporting.  You will continue to serve as the Company’s Chief Executive Officer and Chairman (subject to being re-elected to the Company’s Board of Directors by Company stockholders) and shall report directly to the Board of Directors of the Company (the “Board”).  There shall be no other officers of the Company who are equal or senior to you.  You shall have the authority to run the day-to-day operations of the Company and such other duties and responsibilities as shall be consistent with your position.  All employees of the Company shall report (directly or indirectly) to you, except that the Chief Financial Officer of the Company shall also have a “dotted line” report to the Board.  You shall work out of the Company’s headquarters in Beverly Hills, California.  You will also devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company.  You will loyally, conscientiously, and professionally do and perform all duties and responsibilities of your position, as well as any other duties and responsibilities as will be reasonably assigned to you by the Company, consistent with your position.  You will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines including, but not limited to, those contained in the Company’s employee handbook, as well as any others that the Company may establish.  You will strictly adhere to all applicable state and/or federal laws and/or regulations relating to your employment with the Company.

(a)           Start Date.  The effective date of this Agreement shall be April 1, 2010 (the “Effective Date”).

(b)           Board Seat Nomination.  During the Term and while you are serving as the Company’s Chief Executive Officer, the Company agrees to nominate you to be re-elected to serve as a director on the Board whenever your term as director comes up for re-election.

(c)           Outside Activities.  Notwithstanding anything to the contrary contained herein, you may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest your personal assets in such form or manner that will not violate this Agreement; provided, however, that the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of your duties and obligations to the Company and further provided that the Board must provide its advance written consent with respect to the items referenced in clause (i).

2.             Term.

(a)           Initial Term.  The initial term of this Agreement shall commence on the Effective Date and end on March 31, 2013 (“Term”) unless terminated earlier or extended further in accordance with the terms herein.

(b)           Renewal Term.  On April 1, 2011, and on each subsequent April 1st through and including April 1, 2014 (each, a “Renewal Date”), the end date of the Term shall automatically be extended by one (1) additional year, unless either party has previously provided written notice to the other party prior to the Renewal Date to not so extend the Term (a “Renewal Termination Notice”).  Once a Renewal Termination Notice has been so provided, then the Term shall no longer be extended on any Renewal Date following the date of the Renewal Termination Notice and your employment hereunder shall continue through the expiration of the Term (unless terminated earlier in accordance with the terms herein).  Notwithstanding anything to the contrary herein, this Agreement shall in all cases expire no later than (and cannot be extended beyond) March 31, 2017.  The terms of Sections 6 through 14 shall survive any termination or expiration of this Agreement or of your employment.

(c)           Resignation.  Upon termination of your employment for any reason, you shall be deemed to have immediately resigned from all positions as an employee and officer with the Company, and any of its affiliates, as of your last day of employment.  In addition, unless you and the Company otherwise agree in writing, effective as of the Termination Date you shall be deemed to have immediately resigned from all positions as a director of the Company and any of its affiliates upon (a) the termination of your employment for “Cause” (defined below); (b) your resignation other than for “Good Reason” (defined below); (c) your death or termination due to Disability (defined below); or (d) a “Qualifying Termination” (defined below) but only if, for purposes of this clause (d) only, you hold shares of the Company as of the “Qualifying Termination Date” (defined below) representing less than fifty percent (50%) of the number of shares of the Company held by you as of the Effective Date.

(d)           At-Will Status.  If the Term ends on March 31, 2017 and if you are then still employed by the Company, then your employment shall thereafter continue on an “at will” basis and during such at-will period either party can terminate your employment without obligation (including without limitation any obligation to provide severance payments or benefits) and/or the Company can change any or all of the terms of your employment at any time for any reason or no reason by providing written notice of the same.  For the avoidance of doubt, no advance written notice will be required to effectuate a termination of your employment after the expiration of the Term.

(e)           No Eligibility for Severance.  For the avoidance of doubt, the act of either party providing a Renewal Termination Notice, or the expiration of the Term either on March 31, 2017 or sooner if either party has provided a Renewal Termination Notice, shall not trigger any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 3(d)(i) or 3(d)(ii).

3.             Compensation.

(a)           Base Salary.

(i)            Effective as of January 1, 2010, your base salary is $600,000 per year, payable in accordance with the Company’s standard payroll procedures.  No later than twenty (20) days after the date of execution of this Agreement, the Company shall pay you a one-time catch-up payment in an amount equal to the excess of the $600,000 base salary payable under this Agreement commencing as of January 1, 2010, over the base salary actually paid to you during such period.

(ii)           Effective upon the effective date of an initial public offering (“IPO”), if any, of the Company’s common shares pursuant to an effective registration statement filed with the United States Securities and Exchange Commission, your annual base salary shall be increased to $700,000.

(iii)          For all purposes of this Agreement, the term “Base Salary” shall refer to the base salary in effect from time to time.  During the Term, your Base Salary will be reviewed annually and is subject to increase (but not decrease) at the discretion of the Board.

(b)           Bonus.

During each fiscal year of the Term, beginning with the fiscal year ending March 31, 2011, you will annually be eligible to earn a cash performance bonus (“Performance Bonus”) with a target amount of one hundred percent (100%) of your Base Salary.  Your actual bonus for fiscal year 2011, if any, shall be based on your successful completion of the performance objectives (“MBO Goals”) that are mutually approved in writing by you and the Company, such approval not to be unreasonably withheld or delayed.  Thereafter, the MBO Goals will be prescribed and established by the Company, after full and meaningful consultation with you (provided that MBO Goals may be replaced with a successor incentive plan for you (and/or other employees) at the direction of a compensation committee of the Board acting in good faith).  The Performance Bonus shall be paid to you no later than the 15th day of the third month immediately following the fiscal year with respect to which the Performance Bonus relates.  To earn any Performance Bonus, you must remain employed by the Company through the end of the fiscal year(s) with respect to which the Performance Bonus relates, except in the event a “Pro-Rated Bonus” (defined below) is payable pursuant to Section 3(d)(i)(B) below (Qualifying Termination), Section 4(d) below (death) or Section 4(e) below (Disability).

(c)           Company-Sponsored Benefits.

As a member of the senior management team of the Company, you will also be eligible to receive all employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides to the other members of the senior management team that may be in effect from time to time.  These currently include, without limitation, paid vacation, 401(k) retirement benefits, business expense reimbursements, PTO, sick time and Company paid holidays.  The Company may, in its sole discretion and from time to time, amend or eliminate any of these benefits.

(d)           Severance and Other Termination Benefits.

(i)            Qualifying Termination.  If, during the Term, you are no longer serving as the Chief Executive Officer of the Company because either (1) the Company has terminated your employment as Chief Executive Officer without “Cause” (defined below), or (2) you resign as Chief Executive Officer for “Good Reason” (as defined below) (each, a “Qualifying Termination”), the Company shall pay you (or cause to occur, as applicable) each of the following:

(A)          cash severance installment payments in an aggregate amount equal to two hundred percent (200%) of your annual Base Salary as in effect on your “Qualifying Termination Date” (as defined below) (“Cash Severance”) with the first installment of Cash Severance (in an amount equal to three months of Base Salary) being paid on the 90th day after the Termination Date and with the remaining amount of Cash Severance being paid in equal monthly pro-rata installments commencing four months after the Termination Date such that the last installment is paid on the second anniversary of the Termination Date;

(B)           a pro-rated cash Performance Bonus, calculated as follows:  the product of (x) the Performance Bonus that would have been earned during the fiscal year in which the Qualifying Termination occurred, assuming that the Qualifying Termination had not occurred and that you remained as Chief Executive Officer of the Company through the end of such fiscal year, which Performance Bonus, if any, shall be based on the extent to which the Company achieved the MBO Goals (or the performance standards set forth in any successor incentive plan) during such fiscal year, multiplied by (y) a fraction, the numerator of which is the number of days of the Company’s fiscal year prior to the Qualifying Termination Date and the denominator of which is 365 days.  You shall also be eligible for a discretionary bonus (as determined by the Board or a compensation committee of the Board) for the portion of the year served through the Qualifying Termination Date.  The pro-rated Performance Bonus and any such discretionary bonus described in this clause (d)(i)(B) (collectively, a “Pro-Rated Bonus”) shall be paid to you no later than the 15th day of the third month immediately following the fiscal year in which the Qualifying Termination has occurred;

(C)           the Company will continue to pay the cost (to the same extent that the Company was doing so immediately before the Qualifying Termination Date) for all group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group plans immediately before the Qualifying Termination Date for eighteen (18) months after the Qualifying Termination Date provided that you are not an employee of the Company after the Qualifying Termination Date, or until you become eligible for group insurance benefits from another employer, whichever occurs first, provided that you timely elect COBRA coverage (“COBRA Benefits”).  In addition, to the extent that you are no longer an employee of the Company after the Qualifying Termination Date, the Company will continue to pay the cost (to the same extent that the Company was doing so immediately before the Qualifying Termination Date) of all other benefits being provided to you immediately prior to the Qualifying Termination Date (the “Other Benefits”), for eighteen (18) months after the Qualifying Termination Date.  If you remain as an employee of the Company after a Qualifying Termination Date, the benefits provided by the Company to you under this Section 3(d)(i)(C) shall begin to be payable to you from the Termination Date (as determined with reference to your employment with the Company which continued after the Qualifying Termination) and shall be paid until the earlier of (x) eighteen (18) months after such Termination Date; or (y) you become eligible to receive group health coverage from another employer.  You agree (i) at any time either before or during the period of time you are receiving benefits under this subsection (C), to inform the Company promptly in writing if you become eligible to receive group health coverage from another employer; and (ii) that you may not increase the number of your designated dependents, if any, during this time unless you do so at your own expense.  The period of such COBRA Benefits shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you;

(D)          the portion of the “Options” (defined below), including any additional stock options and other equity compensation incentives granted to you during the Term (collectively, the “Equity Incentives”), that would have vested (assuming that your employment had continued and where vesting is based solely on continued employment) through the twenty-four (24) month period following the Qualifying Termination Date, shall automatically vest and become exercisable on the Qualifying Termination Date.  In addition, in the event that any portion of the Equity Incentives vest based on continued employment on an annual or “cliff” basis and the date of any such annual or cliff vesting is outside of the twenty-four (24) month forward vesting period mentioned in the preceding sentence (each, a “Cliff Vesting Award”), then the portion of the Cliff Vesting Award that, but for such Qualifying Termination, would have vested from the date of grant of the Cliff Vesting Award through the twenty-four (24) month period following such Qualifying Termination if the Cliff Vesting Award vested on a monthly basis over its vesting period rather than 100% at the end of the vesting period, shall automatically vest and become exercisable as of the Qualifying Termination Date.  If and to the extent any portion of the Equity Incentives are performance-based and/or are subject to any vesting conditions other than the passage of time (including without limitation the “Performance Options”, defined below) (collectively, the “Performance Awards”), then such Equity Incentives shall vest and become exercisable based on the terms set forth in the applicable Performance Award Agreement, it being understood that the Company shall structure the Performance Awards to include the concept of twenty-four (24) month forward vesting with respect to time-based vesting requirements after the Qualifying Termination Date and a measurement of the performance standard as of the Qualifying Termination Date, on a pro-rated basis with reference to the Qualifying Termination Date or in any other manner determined by the Company.  The vested Equity Incentives as of the Qualifying Termination Date (including any Options that were subject to accelerated vesting pursuant to this clause (D)) shall be exercisable by you until the earliest to occur of (x) twelve (12) months following the date on which the Equity Incentives vest pursuant to the terms of this clause (D); (y) the scheduled expiration date of the Options or other equity incentives; or (z) the date on which the Options are canceled (and not substituted or assumed) pursuant to a Change in Control (defined below) or merger or acquisition or similar transaction involving the Company; and

(E)           the “Accrued Obligations” (defined below) as of the Termination Date.

For avoidance of doubt, the payments and benefits that may be provided under Sections 3(d)(i) above or 3(d)(ii) below shall not be provided more than once and if payments and benefits are provided under either one of these subsections, then no payments or benefits will otherwise be provided again under either one of these subsections.

(ii)           Change in Control.  If, during the Term, there is a Qualifying Termination and your Qualifying Termination Date occurs (because of such Qualifying Termination) during the time period that commences on the date that is ninety (90) days before a “Change in Control” (defined below) and extends through the date that is twenty-four (24) months after a Change in Control, then: (a) the amount of the total Cash Severance in Section 3(d)(i)(A) shall be equal to four hundred percent (400%) of the then annual Base Salary; (b) the duration of your COBRA Benefits and Other Benefits under Section 3(d)(i)(C) shall be eighteen (18) months; and (c) one hundred percent (100%) of the Equity Incentives (including without limitation the Options but excluding any portion of any Performance Awards which are/were forfeited due to failure to achieve the requisite performance objectives) which are outstanding and unvested as of the Qualifying Termination Date shall become fully vested and exercisable as of the later of your Qualifying Termination Date or immediately prior to the date of the Change in Control.  Subject to Section 14 below, your Cash Severance shall instead be fully paid to you in a single lump sum payment on the 90th day after your Qualifying Termination Date.  For avoidance of doubt, the payments and benefits that may be provided under Sections 3(d)(i) or 3(d)(ii) shall not be duplicated and if payments and benefits are provided under one such subsection then no payments or benefits will be provided under the other subsection and vice-versa.

Notwithstanding anything to the contrary herein, in the event that during the Term (a) the Equity Incentives are not assumed by or substituted into comparable equity incentives of the acquirer in a Change in Control, or (b) on or after a Change in Control, the acquirer’s shares (into which the Equity Incentives are converted or substituted) are not publicly-traded on an “Established Securities Market” (defined below), then in either case the unvested Equity Incentives (but excluding any portion of any Performance Awards which are/were forfeited due to failure to achieve the requisite performance objectives) which are then outstanding shall become fully vested and exercisable as of immediately before such Change in Control.  In addition, if, during the Term, you are still employed by the Company as of the consummation of a Change in Control and the acquirer’s shares (into which the Equity Incentives have been converted or substituted) are not publicly traded on an Established Securities Market at any time after such Change in Control, then the unvested Equity Incentives which are then outstanding shall become fully vested and exercisable as of immediately before the date on which the acquirer’s shares are no longer so publicly traded.  If you are not anticipated to be the Chief Executive Officer or a member of the Board of the Company as of the date on which the Change in Control or the date on which the acquirer’s shares are no longer traded on an Established Securities Market is intended to take effect, the Company shall provide you with written notice of the anticipated transaction or event at least ten (10) business days prior to the closing date of such transaction or event, so as to enable you to exercise any of your then vested Equity Incentives.  For purposes of this Agreement, an “Established Securities Market” shall be defined in the same manner as Treasury Regulation Section 1.897-1(m), except that an Established Securities Market shall not include listing or quotations on the OTC Bulletin Board or any similar quotation service or medium.

(iii)          Release of Claims.  Notwithstanding anything to the contrary, in order to receive any payments or benefits under Section 3(d)(i) or Section 3(d)(ii) as applicable, you must timely execute and deliver (and not revoke) a separation agreement and general release of claims in favor of the Company, any affiliates or related entities, and their employees and affiliates, in the form and content attached as Exhibit A hereto, within the time period specified in the release, but in no event after the 60th day following the Qualifying Termination Date.  However, you shall receive payment or benefits from the Company of the Accrued Obligations, as applicable, regardless of whether a separation agreement and general release of claims in the form and content attached as Exhibit A hereto is executed and timely provided to the Company.

(iv)          Golden Parachute Excise Tax.  If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments or benefits provided under this Agreement or any other agreement pursuant to which you receive payments that give rise to the Excise Tax will either be (a) paid in full or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax.  The Company shall reduce or eliminate the payments first by reducing those payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments that are to be paid the farthest in time from the determination.  You shall receive the greater, on an after-tax basis, of (a) or (b).  However, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Code Section 280G(b)(5)(B), then you may request the Company to solicit a vote of such stockholders (described in Code Section 280G(b)(5)(B) and in which case you will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote to comply with the requirements specified under Code Section 280G and the regulations promulgated thereunder.  In no event will the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.  Unless the Company and you otherwise agree in writing, any parachute payment calculation will be made in writing by independent public accountants selected by the Company, at the Company’s sole cost and expense.  The Company and you will furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination.  The accountants also will provide its calculations, together with detailed supporting documentation, both to the Company and to you, before making any payments that may be subject to the Excise Tax.  As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section, the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect in May, 2010 (the “May 2010 AFRs”) and the accountants shall therefore use such May 2010 AFRs in their determinations and calculations.

(v)           No Duty to Mitigate; No Right of Offset.  In the event of a Qualifying Termination, you shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under Section 3(d).  In addition, the Company will not retain or have a right of offset against the amounts payable to you under this Agreement and the Company will not be entitled to reduce the amount of any compensation or benefits payable to you under this Agreement by the amount of salary, bonus or other compensation of any kind, and/or corresponding benefits, earned or received by you from any employment, self-employment or other activities at any time after the Qualifying Termination Date.

(e)           Expense Reimbursement.  You shall be reimbursed for all documented reasonable business expenses that are incurred in the ordinary course of business in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A (“Section 409A”) shall be made or provided in compliance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4.             Other Termination Rules.

Notwithstanding anything to the contrary in this Agreement whether express or implied, the Company may at any time terminate your employment with the Company and the Term for any reason or no reason, and with or without Cause, and you may resign from your employment with or without Good Reason and terminate the Term, all as set forth in greater detail in this Section 4.

(a)           The following definitions shall apply for purposes of this Agreement:

(i)            “Accrued Obligations” shall mean the sum of (i) any portion of your accrued but unpaid Base Salary through the Termination Date (or Qualifying Termination Date, if applicable); (ii) subject to Section 14, any compensation previously earned but deferred by you (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which you are a party, if any; (iii) your accrued but unpaid vacation pay through the Termination Date (or Qualifying Termination Date, if applicable); (iv) any reimbursements that you are entitled to receive under Section 3(e) of the Agreement or otherwise; and (v) any vested benefits or amounts that you are otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

(ii)           “Cause” shall mean, and shall consist only of: (i) your commission of fraud relating to the Company’s assets or business; (ii) your willful misconduct relating to the Company’s assets or business; (iii) your willful and material violation of any Company policy pertaining to ethics or conflicts of interest; (iv) your willful and material breach of the Employee Invention Assignment and Confidentiality Agreement; (v) your plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; or (vi) your material breach of this Agreement.

(iii)          “Change in Control” shall mean:

(1)           any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company, or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually, a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the

Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates);

(2)           the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(3)           there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(4)           any liquidation or dissolution of the Company.

(iv)          “Disability” shall mean your medically-determined incapacity due to physical or mental illness which makes you unable to perform substantially the duties pertaining to your employment with or without reasonable accommodation for a period of six (6) consecutive months.

(v)           “Good Reason” shall mean any one or more of the following: (1) a material diminution in your Base Salary, (2) a material diminution in your authority, duties, reporting or responsibilities, (3) a material change in the geographic location at which you must perform your services to the Company, which shall be defined to be a relocation of your principal workplace to a new location that is more than thirty miles away from the workplace location specified in Section 1 above, (4) you are not nominated by the Company for election as a member of the Board, or (5) a material breach by the Company of this Agreement.  Notwithstanding the foregoing, in the event that the SEC, stock exchange or other regulatory body requires you to relinquish your title and/or role as Chairman, any such relinquishment shall not constitute Good Reason.

(vi)         “Qualifying Termination Date” means the date that a Qualifying Termination event first occurred.  In the case of a Qualifying Termination that arises from your resignation for Good Reason, the Qualifying Termination Date shall be the effective date of the resignation for Good Reason, taking into account any applicable cure periods set forth in Section 4(f) below.

(vii)         “Separation from Service” has the meaning set forth in Treasury Regulations Section 1.409A-1(h)(1).

(viii)        “Termination Date” means the date on which your employment with the Company is terminated in accordance with the terms of this Agreement, other than a Qualifying Termination Date.

(ix)           “termination or resignation for Good Reason” shall mean any termination or resignation by you of your employment for Good Reason.

(x)            “termination without Cause” shall mean any termination of your employment by the Company for any reason other than Cause or your death or Disability.

(b)           Termination for Cause. The Company may terminate your employment and the Term at any time for Cause, provided that the Company provides you with written notice of the Cause event and the Company’s intention to terminate your employment as a result thereof within ninety (90) days of the date on which the general counsel of the Company or a member of the Board (other than you) first becomes aware of the initial existence of the condition(s).  If the Company does not timely provide such notice during the applicable 90 days, then the Company will be deemed to have waived any Cause with respect to such condition(s) provided that at least one of such persons with knowledge of the initial existence of the condition(s) remains in service with the Company through the conclusion of the ninety day notice period.  Notwithstanding the foregoing, in the event of any breach of the provisions of clause (iv) or (vi) in the Cause definition (see Section 4(a)(ii) above), the Company shall provide you with written notice of the Cause event and the Company’s intention to terminate you for Cause as a result thereof at least twenty (20) days prior to the effective Termination Date, and in the event that you cure the circumstances giving rise to the Cause event within such twenty (20) day period as determined by the Board (but without prejudicing your ability to later challenge such Board decision), the Company shall not have the right to terminate you for Cause.  Upon a termination of your employment by the Company for Cause, you will be entitled to receive (or be allowed to retain, as applicable) only the Accrued Obligations as of the Termination Date, subject to Section 14 below.

(c)           Termination without Cause.   The Company shall have the unilateral right to terminate your employment and the Term at any time without Cause, and without notice, in the Company’s sole and absolute discretion.  Any such termination without Cause shall not constitute a breach of any term of this Agreement, express or implied, or a wrongful deprivation of your office or position.   If the Company terminates your employment and the Term without Cause, it shall be treated as a Qualifying Termination and the Company shall have no obligation to you, except to continue to pay you (or cause to occur, if applicable) the amounts (and actions) set forth in Section 3(d)(i) above in accordance with the terms thereof and any related provisions of this Agreement.

(d)           Termination due to Death.  Your employment and the Term will be automatically terminated on the date of your death.  In the event of your death, the Company shall pay your estate or assignees (or allow your estate or assignees to retain, as applicable) within thirty (30) days of the Termination Date the Accrued Obligations, subject to Section 14 below.  In addition, you shall be eligible to receive a Pro-Rated Bonus for the year in which your employment is terminated, calculated with reference to the Termination Date (as opposed to the Qualifying Termination Date), calculated and paid as provided in Section 3(d)(i)(B) above.  The vested Equity Incentives as of the date of your death shall be exercisable by your estate or assignees until the earliest of (x) twelve (12) months following the Termination Date; (y) the scheduled expiration date of the Equity Incentives; or (z) the date on which the Equity Incentives are canceled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company.

(e)           Termination due to Disability.  If you are subject to a Disability, and if within thirty (30) days after written notice is provided to you by the Company you shall not have returned to perform substantially your duties, your employment and the Term may be terminated by the Company for Disability.  During any period prior to such termination during which you are unable to perform substantially such duties due to Disability, the Company shall continue to pay all amounts required to be paid under this Agreement (including without limitation your Base Salary), offset by any amounts payable to your under any disability insurance plan or policy provided by the Company, and the Company shall continue to provide all benefits to you hereunder.  Upon termination of your employment due to Disability, the Company shall pay you (or allow you to retain, as applicable) within thirty (30) days of such termination the Accrued Obligations, subject to Section 14 below.  In addition, you shall be eligible to receive a Pro-Rated Bonus for the year in which your employment is terminated, calculated with reference to the Termination Date (as opposed to the Qualifying Termination Date), calculated and paid as provided in Section 3(d)(i)(B) above.  The vested Equity Incentives as of the Termination Date shall be exercisable by you until the earliest of (x) twelve (12) months following the Termination Date; (y) the scheduled expiration date of the Equity Incentives; or (z) the date on which the Equity Incentives are canceled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company.

(f)            Resignation for Good Reason.  You may terminate your employment and the Term at any time for Good Reason, provided that you provide written notice to the Company describing the existence of any Good Reason condition(s) within ninety (90) days of the date of the initial existence of the condition(s) or else you will be deemed to have waived any Good Reason with respect to such condition(s).  Upon the Company’s receipt of such written notice, the Company shall then have thirty (30) days during which it may cure or remedy the condition(s).  If the Company does cure or remedy the condition(s) during such thirty (30) day period then Good Reason will be deemed to have not occurred with respect to such condition(s).  If the Company does not cure or remedy the condition(s) during such thirty (30) day period then your employment with the

Company and the Term shall be terminated for Good Reason as of the day following the expiration of the thirty (30) day cure/remedy period.  If you terminate your employment for Good Reason in accordance with the provisions of this Section 4(f), it shall be treated as a Qualifying Termination and the Company shall pay you (or cause to occur, if applicable) the amounts (and actions) set forth in Section 3(d)(i) above in accordance with the terms thereof and any related provisions of this Agreement.

(g)           Resignation without Good Reason.  You may terminate your employment and the Term at any time for no reason, or for any reason that does not otherwise constitute Good Reason, in your sole and absolute discretion, but only if you provide written notice to the Company at least six (6) months prior to the effective date of your resignation (and such notice must specify the effective date of your resignation of employment).  In the event you so terminate your employment without Good Reason, you shall only be entitled to receive (subject to Section 14 below) the Accrued Obligations through the effective date of your resignation, as well as all other compensation and benefits required under this Agreement through the effective date of your resignation, and neither you nor the Company shall have any further obligations to the other except as set forth in Section 6 (Confidential Information), Section 7 (Covenants) and Sections 8 through and including 14.  The Company is not obligated to actually utilize your services at any time during the six-month period preceding the effective date of your resignation, and may prevent you from accessing any of the Company premises or resources during such six-month period.  Additionally, as long as the Company provides you with any compensation and benefits that would have been earned by you pursuant to Sections 3(a), 3(b) and 3(c) during the six-month period preceding the effective date of your resignation had you remained employed during such period, the Company may terminate your employment prior to the expiration of such six-month period without triggering a Qualifying Termination or any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 3(d)(i) or 3(d)(ii).  However, in the event you terminate your employment without Good Reason and the effective date of your resignation occurs prior to the end of the required minimum six-month notice period provided in this Section 4(g), then, without limiting any of the Company’s rights or remedies in law and/or equity, all of the Options and any additional stock options or stock appreciation rights granted to you during the Term shall immediately expire and be forfeited as of such effective date of your resignation.

5.          Equity Compensation.

(a)         On or before the effective date of the IPO, you will be granted a non-qualified stock option to purchase 200,000 shares of common stock (the “Annual Grant Option”) of the Company and a second non-qualified stock option to purchase 550,000 shares of common stock (the “Performance Option” and together with the Annual Grant Option, the “Options”) of the Company.  The Annual Grant Option will vest over four years subject to your continued employment with the Company, except as otherwise provided herein.  Fifty percent of the Performance Option will vest over four years subject to your continued employment with the Company and the other fifty percent will be based both on a three year time-based cliff vesting schedule and on relative total shareholder return objectives over a three (3) year period as measured against a peer group of companies as described in the Performance Option agreement attached as Exhibit B.  If the Options are granted on the IPO date, then their per share exercise prices will be determined by the Board based upon the IPO price, but in any event will be equal to not less than the fair market value of a Company common share on the date of grant as determined in accordance with the Company’s 2004 Amended and Restated Stock Plan or 2010 Stock Incentive Plan, or any successor plan thereto (“Stock Plan”).  In the event of a Change in Control that occurs prior to the IPO date, then the Options will be granted as of the date immediately prior to the consummation date of the Change in Control and will have per share exercise prices determined by the Board based on the Change in Control transaction price, but in any event will be equal to not less than the fair market value of a Company common share on the date of grant as determined in accordance with the terms of the Stock Plan.  The Options will be on other terms and conditions set forth in the stock option agreements evidencing the grants, which stock option agreements will include the terms and conditions of the Options as set forth in this Agreement, and which you must execute as a condition of grant, with vesting to commence on the date of the grant and in accordance with the vesting schedule set forth in the Stock Plan and Option agreements consistent with the terms of this Agreement.   The following sections of the 2010 Stock Incentive Plan, however, shall not apply to the Options:  (a) Section 15(b)(ii) of the 2010 Stock Incentive Plan; and (b) the provisions in the first sentence of Section 4(d) of the 2010 Stock Incentive Plan relating to rights of first refusal and rights of repurchase.  In addition, during the Term, the following provisions shall apply for purposes of making any “Cause” determination under the Stock Plan and any of the Equity Incentives:  (i) “Cause” shall have the meaning set forth in this Agreement; and (ii) the procedure for the determination of “Cause” shall apply in the precise manner set forth in this Agreement, and not based on the default rules set forth in the Stock Plan.  Further details on the Stock Plan and the specific terms and conditions applicable to any Options granted to you will be provided upon final approval of such grant by the Board.  Copies of the Stock Plan and the option grant notices and stock option agreements evidencing any Options granted to you will be delivered to you at the time of the grant.  The number of shares subject to the Options will be proportionately adjusted upon any stock split of the Company’s common shares which occurs before the Options are granted.

(b)           You shall be eligible to be considered for additional equity awards during each year of the Term at the discretion of the Board (or an appropriate committee thereof).

6.             Confidential Information.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment or thereafter, develop certain information or inventions which will be the property of the Company.  In consideration of, and as a condition to, your employment with the Company, and as an essential inducement to the Company to enter into this Agreement, this Agreement is expressly subject to your executing (and complying with) the RealD Inc. Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) in the form enclosed hereto as Exhibit C.

7.             Covenants.  You agree to timely and fully comply with all of the covenants set forth in this Section 7 and further understand and agree that such covenants shall survive any termination of your employment and termination or expiration of this Agreement.

(a)           Return of Company Property.  On your Termination Date, or at any other time as required by the Company, you will immediately surrender to the Company all Company property, including but not limited to Confidential Information (as such term is defined in the Confidentiality Agreement), keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of the Company; provided, however, the Company agrees that you shall be permitted to retain a copy of your outlook rolodex and any personal files.

(b)           Cooperation.  You agree that, upon the Company’s request and without any payment therefore (other than reimbursement of your out of pocket costs), you shall reasonably cooperate with the Company (and be available as necessary subject to reasonably accommodating your professional availability) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(c)           Amounts Due.  You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of the Termination Date (if no other due date has previously been established).  Within thirty (30) days of the Termination Date, you will submit any outstanding business expense reports to the Company for business expenses incurred prior to the Termination Date.

(d)           Company Resources.  As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company or any Company affiliate and you will immediately discontinue using the Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(e)           Representations.  You represent that you have not entered into any agreements, understandings, or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from entering into, this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.  You represent that you will not use any confidential, proprietary business information belonging to any other entity in connection with your employment with the Company.  You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

(f)            Clawback.  You understand and agree that all payments and benefits provided to you will be subject to the terms and conditions of any Clawback Policy which shall survive any termination or expiration of this Agreement or termination of your employment.

(g)           Violations.  You acknowledge that (i) upon a violation of any of the covenants contained in this Section 7; or (ii) if the Company is terminating your employment for Cause as provided under this Agreement, the Company would sustain irreparable harm as a result and that the Company would not have entered into this Agreement without such restrictions, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled, without bond of any kind, to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation.

8.             Entire Agreement.  This Agreement and its attachments, the Employee Invention Assignment and Confidentiality Agreement, and the Company’s Stock Plan, and any other agreements referenced herein, as amended or superseded from time to time, contain the entire agreement between you and the Company regarding their terms and supersede any and all prior written or oral understandings.  Except as otherwise provided herein, this Agreement may not be amended or modified except in a writing, executed by you and a duly authorized officer of the Company other than yourself.  This Agreement may be executed by facsimile signatures and in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.

9.             Choice of Law; Severability; Waiver.  This Agreement will be governed by the laws of the State of California, United States, without reference to the conflict of law provisions thereof.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision, or portion thereof, of this Agreement.  No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

10.           Successors and Assigns.  The Company may assign this Agreement to any successor (whether by amalgamation, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Agreement will be binding upon and inure to the benefit of such successors and assigns, including any successor entity.  You may not assign this Agreement or your obligations hereunder.

11.           Notice.  Any and all notices required or permitted to be given to you or the Company pursuant to the provisions of this Agreement will be in writing, and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices that the Company is required to or may desire to give you that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to you at your home address of record with the Company, or at such other address as you may from time to time designate by one of the indicated means of notice herein.  All notices that you are required to or may desire to give to the Company that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate by one of the indicated means of notice herein.  In addition, the Company shall send a courtesy copy of any notice sent to you (in the same manner described above) to the following person:

Jackoway Tyerman Wertheimer Austen Mandelbaum Morris & Klein, P.C.

1925 Century Park East, 22nd Floor

Los Angeles, California 90067

Attn:  Alan J. Epstein, Esq.

Fax. 310 203-2518

12.           Withholding and Taxes.  The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.  The Company (including without limitation members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you.

13.           Indemnification.  Without limiting any of your rights to indemnification under that certain Indemnification Agreement dated as of April 8, 2010 between you and the Company (attached hereto as Exhibit D), the Company’s by-laws, articles of incorporation, California Labor Code Section 2802 and other applicable law or otherwise, the Company shall indemnify, defend and hold you harmless for any claims, costs, liabilities, expenses and judgments (including without limitation reasonable attorney’s fees and costs) arising from, in connection with or as a result of any acts and omissions in your capacity as an officer, director and/or employee of the Company and/or any of its subsidiaries to the maximum extent permitted under applicable law, including the advancement of fees and expenses.  This Section 13 shall survive the termination or expiration of your employment and this Agreement.

14.           Section 409A.  It is the intention of the parties that the compensation arrangements under this Agreement be in full compliance with Section 409A.  Without limiting the foregoing, all payments under this Agreement (as amended) are intended to be excluded from the requirements of Section 409A or payable on a fixed date or schedule under Section 409A, and this Agreement shall be construed in a manner to give effect to such intention.  Your rights to any payment that constitutes “deferred compensation” (within the meaning of Section 409A) shall not be subject to borrowing, assignment, sale, transfer, pledge, encumbrance, attachment or any similar claim by creditors, to the extent necessary to avoid any additional taxes under Section 409A.  Each payment made pursuant to any provision of this Agreement (as amended) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.  The payments under this Agreement are intended to be qualify as “short-term deferrals” exception described in Section 409A and the Regulations under Section 409A to the fullest extent possible.  If as of the Qualifying Termination Date you have not had a Separation from Service from the Company, then the amounts payable to you pursuant to Sections 3(d)(i)(A)-(B) above and any cash amounts payable to you under Section 3(d)(ii) above (collectively, the “Deferred Payments”) shall not become payable to you until such time as you have had a Separation from Service, and the date on which there has been a Separation from Service shall be deemed to be a Termination Date for purposes of this Section 14.  In addition, the Deferred Payments shall accrue “Interest” (defined below), commencing on the date on which the Deferred Payments would have been otherwise payable to you under the terms of this Agreement (based on the assumption that a Separation from Service occurred on the Qualifying Termination Date) and continuing through the date of your Separation from Service.  “Interest” shall mean the prime interest rate published by Bank of America as of the Qualifying Termination Date.  The Interest shall be payable to you concurrently with the Deferred Payments with respect to which the Interest accrued.  Notwithstanding anything to the contrary, in the event that you are a “specified employee” (within the meaning of Section 409A) on a Qualifying Termination Date or on a Termination Date, then (i) the payments of Base Salary and pro-rated Performance Bonus pursuant to Sections 3(d)(i)(A)-(B) above and any cash amounts payable to you under Section 3(d)(ii) above (collectively, the “Cash Severance Payments”) to be paid within the first six months following the Qualifying Termination Date (or the Termination Date, if applicable) (the “Initial Payment Period”) shall be paid, without interest, on the first business day of the seventh calendar month after the Qualifying Termination Date (or the Termination Date, if applicable); and (ii) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 3(d)(i)(A)-(B) and Section 3(d)(ii) above.  Similarly, if you have any other nonqualified deferred compensation amounts that are subject to the delay in payment required for specified employees, then such delayed nonqualified deferred compensation amounts will also be paid, without interest, on the first business day of the seventh calendar month after your Separation from Service.  It is intended that payments under this Agreement will be exempt from or comply with Section 409A but the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from, or compliant with, Section 409A, and will have no liability to you or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, provided that the Company is otherwise in strict compliance with its obligations as to the timing of payments under this Agreement.

15.           Reimbursement of Legal Fees.  The Company shall pay directly to your legal counsel your reasonable legal fees and costs incurred in connection with the negotiation of this Agreement and its related agreements referenced herein.  Payment will be made within 45 days of the Company’s receipt of applicable invoices and such invoices must be submitted to the Company within 45 days of the execution of this Agreement.

16.           Mutual Termination Right.  Notwithstanding anything to the contrary herein, in the event that the Company does not consummate an IPO on or before September 30, 2010, then either party shall have the right to terminate this Agreement by giving written notice to the other party on or before December 31, 2010.  Any such termination under this Section 16 shall not trigger any rights to or eligibility for severance.

17.           Exhibits.  All Exhibits attached to this Agreement shall be incorporated herein by this reference as though fully set forth herein.

A duplicate original of this Agreement is enclosed for your records.  If you decide to accept the terms of this Agreement, please sign the enclosed copy of this Agreement and the Employee Invention Assignment and Confidentiality Agreement in the spaces indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and Employee Invention Assignment and Confidentiality Agreement.  Should you have anything else that you wish to discuss, please do not hesitate to contact me.

Sincerely,

RealD Inc.

By:	/s/ Craig Gatarz
Craig Gatarz
Executive Vice President & General Counsel

I have read, understand, and accept this offer.  Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this Agreement.

/s/ Michael V. Lewis
Employee Signature

Michael V. Lewis
Printed Name

Date:  May 25, 2010

Enclosures:	Duplicate Original Letter
	EXHIBIT A:	FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS
	EXHIBIT B:	PERFORMANCE OPTION AGREEMENT
	EXHIBIT C:	EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
	EXHIBIT D:	INDEMNIFICATION AGREEMENT

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

[SEE EXHIBIT NUMBER 10.12]

EXHIBIT B

PERFORMANCE OPTION

AGREEMENT

[SEE EXHIBIT NUMBER 10.6]

EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT
AND CONFIDENTIALITY AGREEMENT

[SEE EXHIBIT NUMBER 10.10]

EXHIBIT D

INDEMNIFICATION AGREEMENT

[SEE EXHIBIT NUMBER 10.11]